Wayne Bancorp, Inc. and Banc Services Corp. Announce Merger

Merger Will Expand Northeastern Ohio Presence

WOOSTER and ORRVILLE, Ohio – December 10, 2002 – Wayne Bancorp, Inc. (Nasdaq: WNNB) and Banc Services Corp. (parent company for the Savings Bank & Trust Company of Orrville, Ohio) today announced the execution of an agreement to merge.  The merger has been approved by each company’s board of directors and, pending regulatory and shareholder approvals, is expected to close in the second quarter of 2003.  David P. Boyle, President and CEO of Wayne Bancorp, Inc. and Rod Steiger, President and CEO of Banc Services Corp., jointly made the announcement.

The merger agreement calls for Banc Services’ Savings Bank & Trust Company to be merged with Wayne Bancorp’s Chippewa Valley Bank with the resulting bank maintaining the Savings Bank & Trust Company name, and Banc Services President and CEO, Mr. Rod Steiger, will serve as President and CEO of the new Savings Bank & Trust Company.  Phil S. Swope will serve as Chairman of the Board of the combined bank.

According to the merger agreement, Banc Services shareholders shall receive 1.325 shares of Wayne Bancorp stock (to be adjusted to 1.391 shares on December 27, 2002, the payment date for Wayne Bancorp Inc.’s 5% stock dividend declared on November 20, 2002) plus $14.40 in cash for each share, for total consideration of $47.56 per share.  Based on Wayne Bancorp, Inc.’s closing stock price of $23.84 the transaction has an estimated value of approximately $46 million.  The total consideration to Banc Services is estimated at 1.3 million shares of Wayne Bancorp common stock with an approximate market value of $32 million and $13.8 million in cash.  In addition, Wayne Bancorp anticipates acquiring approximately $3 million to $5 million of its own stock to result in a transaction which is approximately 60% common stock and 40% cash.

The transaction is expected to be accretive to Wayne’s 2003 earnings per share, and accretive in a range of 3% - 5% to earnings per share on an ongoing basis.

“This is an excellent opportunity for each company. This merger is consistent with our long-range plan to deliver earnings per share accretion to our shareholders while continuing to improve our services to our clients,” said Mr. Boyle.  “Our ability to leverage the strengths of each organization and achieve selected consolidation savings in the operations and data processing areas will also deliver excellent value to all shareholders and is projected to be accretive to Wayne Bancorp shareholders.”

“We are anticipating a very smooth transition,” Mr. Boyle added.  “Savings Bank & Trust is a recognized and valued member of the community and shares our commitment to customers and shareholders. The two companies have similar cultures and business philosophies.  We each have a long heritage of providing personal service that extends back nearly 100 years.  Each Company’s experienced bankers and culture of high attention to customers will allow us to compete more effectively within our market.  Our comprehensive array of banking products and services is designed to meet the wide-ranging needs of businesses and families.”

“The opportunity to bring these two fine community banks together is an historic event” said Philip S. Swope, Vice Chairman of Wayne Bancorp, Inc. and Chairman, President and CEO of Chippewa Valley Bank.  “We now bring together two banks which were formed by the same founder, Samuel Brenneman, nearly 100 years ago as sister banks.  Mr. Brenneman founded the Orrville Savings Bank, which is known today as The Savings Bank & Trust Company, in 1903 and founded the Rittman Savings Bank in 1907, which operates today as Chippewa Valley Bank.”

“I think it is only fitting that the new combined bank go forward using the Savings Bank name.  It defines the achievements of nearly 100 years of fine service these two banks have provided to customers of the communities these banks serve.”  Swope added, “as we move forward, our commitment to superior customer service will continue this great tradition.”

Mr. Steiger added to the comments, “This merger is an excellent opportunity for our shareholders, employees and clients.  An important part of the transaction is that Savings Bank & Trust will continue to operate as a separate bank charter with a local management team and board of directors.  Savings Bank & Trust will continue to strive to maintain the highest level of personal service for our customers and community. We believe the combined strength of Wayne Bancorp and Banc Services will allow us to better serve all of our constituents.  The added resources of a larger banking company will bring additional opportunities and capacity to expand the branch network, to invest in technology, and assist Savings Bank & Trust in expanding our reach to other areas of Ohio.”

“The fit between the two organizations should contribute to the integration into the unified company.  Much like we have operated, Wayne is a loyal corporate citizen focused on the vitality of our community,” said Mr. Steiger.  “Our employees will find great opportunities with this dynamic, growing company with a larger market presence.”

Wayne’s trust department, with $325 million under management and Savings Bank’s trust department with $70 million in assets under management, provide personal trusts, living trusts and employee benefit/retirement products and other investment related services.  The merger is expected to provide expanded services to the trust clients of each company.

At September 30, 2002 Banc Services reported total assets of $212 million, total loans of $124 million, total deposits of $166 million and shareholders’ equity of $19 million.  Banc Services operates branches in Wayne and Stark counties, Ohio.

Wayne Bancorp, Inc. (Nasdaq: WNNB) is a $607 million financial services company.  Its bank affiliates – Wayne County National Bank (founded 1845) Chippewa Valley Bank (founded 1907) – operate 21 banking centers in Wayne, Holmes, Medina and Stark Counties.  The Company’s non-bank affiliates, MidOhio Data, Inc., which performs proof operations for WCNB, and Chippewa Valley Title Agency, Inc., a wholly owned subsidiary of WCNB, are both located in Wayne County.  For more information, visit Wayne County National Bank’s web site at wcnb.com and Chippewa Valley Bank’s web site at chipbank.com.

In connection with the proposed merger, Wayne Bancorp, Inc. will file with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 that will contain a proxy statement/prospectus.  INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents containing information about Wayne Bancorp and Banc Services without charge, at the SEC’s web site at HTTP://www.sec.gov.  Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus may also be obtained without charge by directing a request to:  John A. Lende, Treasurer, Wayne Bancorp, Inc.  PO Box 757 Wooster, Ohio  44691.

This communication is not an offer to purchase shares of Banc Services nor is it an offer to sell shares of Wayne Bancorp common stock which may be issued in any proposed merger with Banc Services.  Any issuance of Wayne Bancorp common stock in any proposed merger with Banc Services would have to be registered under the Securities Act of 1933, as amended, and such Wayne Bancorp common stock would be offered only by means of a prospectus complying with the Act.